UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2006 (April 21, 2006)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware	001-32739	20-1821898
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

44 Vantage Way, Suite 300
Nashville, Tennessee	37228
(Address of principal executive offices)	(Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 21, 2006, HealthSpring, Inc. and certain of its non-HMO subsidiaries as guarantors (collectively, “HealthSpring”) entered into a $75.0 million, five-year senior secured revolving credit agreement (the “New Credit Agreement”) with UBS Securities LLC (“UBS”) and Citigroup Global Markets, Inc. (“Citigroup”) as joint lead arrangers and joint book runners, UBS AG, Stamford Branch, as administrative agent and collateral agent, certain other agents, and certain lenders. The New Credit Agreement replaces HealthSpring’s $15 million five-year secured revolving credit facility, entered into as of March 1, 2005 (the “Prior Credit Facility”). There was no outstanding indebtedness under the Prior Credit Facility at the time of its termination and the Prior Credit Facility was scheduled to expire on February 28, 2010.
The arrangers, the agents, the lenders and their affiliates have performed, and from time to time may perform, normal banking, investment banking, underwriting, and/or advisory services for HealthSpring and its affiliates for which they receive customary fees and expenses.
The New Credit Agreement is summarized in Item 2.03 of this report, which is incorporated into this Item 1.01 by reference. A copy of the New Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
In connection with, and as a condition precedent to, the closing of the New Credit Agreement, HealthSpring terminated the Prior Credit Facility. There were no material termination fees incurred by HealthSpring in connection therewith.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The New Credit Agreement provides, subject to the terms and conditions precedent set forth therein, for the making of revolving loans and the issuance of letters of credit at HealthSpring’s request, up to a maximum aggregate principal amount outstanding of $75.0 million, including a $2.5 million swingline subfacility. HealthSpring may request an expansion of the aggregate commitments under the New Credit Agreement to a maximum of $125.0 million, subject to certain conditions precedent including the consent of the lenders providing the increased credit availability. The maximum aggregate principal amount of outstanding letters of credit under the New Credit Agreement is limited to $5.0 million.
Loans under the New Credit Agreement accrue interest on the basis of either a base rate or a LIBOR rate plus, in each case, an applicable margin depending on HealthSpring’s leverage ratio. The applicable margin for base rate loans (including swingline loans) ranges from 0.00% to 0.75%, and the applicable margin for LIBOR loans ranges from 1.00% to 1.75%. HealthSpring pays a fee of 0.375% per annum on the unfunded portion of the lenders’ aggregate commitments under the facility. For purposes of determining the unfunded portion, outstanding letters of credit count as usage of the available commitments under the New Credit Agreement, but swingline loans do not. The New Credit Agreement matures, the commitments thereunder terminate, and all amounts then outstanding thereunder are payable on April 21, 2011.
The New Credit Agreement contains conditions to making loans, representations, warranties and covenants, including financial covenants, customary for a transaction of this type. Financial covenants include (i) a ratio of total indebtedness to consolidated EBITDA not to exceed 2.50 to 1.00; (ii) minimum risk-based capital for each HMO subsidiary; and (iii) a minimum fixed charge coverage ratio of 1.75 to 1.00. Please refer to the New Credit Agreement for the specific conditions to making loans and terms of the financial covenants and for definitions of terms related to these covenants.

The New Credit Agreement also contains customary events of default as well as restrictions on undertaking certain specified corporate actions including, among others, asset dispositions, acquisitions and other investments, dividends, changes in control, issuance of capital stock, fundamental corporate changes such as mergers and consolidations, incurrence of additional indebtedness, creation of liens, transactions with affiliates, and agreements as to certain subsidiary restrictions. If an event of default occurs that is not otherwise waived or cured, the lenders may terminate their obligations to make loans under the New Credit Agreement and the obligations of the issuing banks to issue letters of credit and may declare the loans outstanding under the New Credit Agreement to be due and payable.
The foregoing summary of the New Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit Number	Description
10.1
Credit Agreement dated as of April 21, 2006 among HealthSpring, Inc., as borrower, the other guarantors party thereto, the lenders party thereto, UBS Securities LLC and Citigroup Global Markets, Inc., as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., as syndication agent, Bank of America, N.A., as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and UBS Loan Finance LLC, as swingline lender

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, Corporate General Counsel, and Secretary

Date: April 27, 2006